Exhibit 99.1

Contact: Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer (410) 379-3640	Chief Financial Officer (410) 379-3636	Investor Relations (410) 379-3725

GP STRATEGIES REPORTS 42% INCREASE IN FIRST QUARTER EARNINGS PER SHARE

Elkridge, MD, May 8, 2008 - GP Strategies Corporation (NYSE: GPX), a global provider of training, e-Learning solutions, management consulting, engineering and technical services through its principal operating subsidiary General Physics Corporation, today reported results for the quarter ended March 31, 2008.

First Quarter 2008 Highlights:

•                  Earnings of $0.17 per diluted share, up 42% compared to $0.12 for the first quarter of 2007

•                  Revenue of $66.9 million, up $13.4 million or 25% compared to the first quarter of 2007

•                  Operating income of $5.0 million, up $1.5 million or 45% compared to the first quarter of 2007

•                  EBITDA of $6.0 million, up $1.3 million or 28% compared to the first quarter of 2007

“I am pleased to report that we achieved strong operating results during the first quarter of 2008,” stated Scott N. Greenberg, CEO of GP Strategies. “Our improved results, when compared to the same quarter last year, are attributable to both organic growth experienced by all of our business segments, and the acquisitions we completed during the last year which have greatly enhanced our service offerings and geographic reach.”

First Quarter 2008 Results

Revenue was $66.9 million for the first quarter of 2008 compared to $53.5 million for the first quarter of 2007. The $13.4 million, or 25%, increase in revenue during the first quarter of 2008 is due to the following drivers by business segment:

•                 Manufacturing & BPO revenue increased $5.6 million, or 24%, to $29.1 million for the first quarter of 2008 from $23.5 million for the first quarter of 2007. The net increase in revenue is comprised of a $2.4 million increase in revenue from our operations in the United Kingdom, with $1.4 million attributable to the acquisition of Smallpeice Enterprises Limited in June 2007; a $1.5 million increase in revenue attributable to the acquisition of Via Training, LLC in October 2007; and other net increases in revenue primarily due to increases in BPO and E-Learning services with new and existing U.S. customers.

•                 Process, Energy & Government revenue increased $2.7 million, or 16%, to $19.4 million for the first quarter of 2008 from $16.8 million for the first quarter of 2007. The net increase in revenue is primarily due to an increase in training and related products and services to energy clients, net increases on construction projects for liquefied natural gas (LNG) and hydrogen fueling station facilities, and net increases in engineering and technical services provided to customers primarily in the aerospace industry.

•                 Sandy Training & Marketing revenue increased $5.1 million, or 38%, to $18.4 million for the first quarter of 2008 from $13.3 million for the first quarter of 2007. Of the total net increase in revenue, $3.9 million is due to Sandy being included in our results for a full quarter in 2008 compared to a partial first quarter in 2007 as the acquisition was completed on January 23, 2007. The remainder of the revenue increase is primarily due to expansion of sales training programs with existing automotive customers, offset by a decrease in revenue from technical training services provided to automotive customers. During the first quarter of 2008, we transferred our automotive technical training business unit from our Manufacturing & BPO segment to our Sandy Training & Marketing segment.

During the first quarter of 2008, operating income increased $1.5 million, or 45%, to $5.0 million from $3.4 million for the first quarter of 2007. The increase in operating income is primarily attributable to an increase in gross profit of $1.7 million, or 21%, which consisted of a $0.6 million increase in gross profit in our Manufacturing & BPO segment, a $0.8 million increase in gross profit in our Process, Energy and Government segment, and a $0.3 million increase in gross profit in our Sandy Training & Marketing segment. The overall increase in gross profit during the quarter was largely due to the increase in revenue in each of these segments, with overall gross profit margin as a percentage of revenue relatively consistent quarter over quarter. The increase in gross profit was offset by an increase in selling, general and administrative expenses of $0.2 million, or 4%, primarily due to an increase in labor, benefits and facilities expense associated with our acquisitions in 2007, offset by a decrease in amortization expense for intangible assets during the first quarter of 2008 compared to the first quarter of 2007.

Income before income tax expense was $4.9 million for the first quarter of 2008 compared to $3.5 million for the first quarter of 2007. Net income was $2.8 million, or $0.17 per diluted share, for the first quarter of 2008 compared to $2.1 million, or $0.12 per diluted share, for the first quarter of 2007. The increases in income before income tax expense, net income and earnings per share during the first quarter of 2008 were primarily due to the increases in operating income discussed above.

Share Repurchase Program

During the quarter ended March 31, 2008, we repurchased a total of 152,000 shares of our common stock in the open market for approximately $1.4 million in cash. As of March 31, 2008, there was approximately $2.0 million remaining to be used for future share repurchases under the total $13 million buyback programs previously announced.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on May 8, 2008. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 888-633-3324 or 706-679-2637, using conference ID number 46386893. A telephone replay of the call will also be available beginning at 11:00 a.m. on May 8th, until 11:59 p.m. on May 28th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 46386893.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2008	2007
Revenue:
Manufacturing & BPO	$29,121	$23,500
Process, Energy & Government	19,430	16,778
Sandy Training & Marketing	18,368	13,265
Total revenue	$66,919	$53,543
Cost of revenue	57,162	45,501
Gross profit	9,757	8,042
Selling, general and administrative expenses	4,803	4,619
Operating income	4,954	3,423
Interest expense	237	272
Other income	151	371
Income before income tax expense	4,868	3,522
Income tax expense	2,019	1,468
Net income	$2,849	$2,054

Other data:
EBITDA (1)	$5,971	$4,666

Basic weighted average shares outstanding	16,722	16,308
Diluted weighted average shares outstanding	16,920	16,962

Per common share data:
Basic earnings per share	$0.17	$0.13
Diluted earnings per share	$0.17	$0.12

(1)

The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation –EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$3,662	$3,868
Accounts and other receivables	46,717	46,897
Inventories, net	654	577
Costs and estimated earnings in excess of billings on uncompleted contracts	14,483	13,995
Prepaid expenses and other current assets	8,080	8,208
Total current assets	73,596	73,545
Property, plant and equipment, net	2,873	2,843
Goodwill and other intangibles, net	70,314	68,088
Other assets	3,025	2,969
Total assets	$149,808	$147,445

Current liabilities:
Short-term borrowings	$4,718	$2,953
Current maturities of long-term debt	8,082	8,021
Accounts payable and accrued expenses	32,072	32,820
Billings in excess of costs and estimated earnings on uncompleted contracts	10,277	11,671
Total current liabilities	55,149	55,465
Long-term debt less current maturities	17	26
Other noncurrent liabilities	2,054	1,572
Total liabilities	57,220	57,063
Total stockholders’ equity	92,588	90,382
Total liabilities and stockholders’ equity	$149,808	$147,445

GP STRATEGIES CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation –EBITDA

(Dollars in thousands)

(Unaudited)

	Three months ended March 31,
	2008	2007

Net income	$2,849	$2,054
Interest expense	237	272
Income tax expense	2,019	1,468
Depreciation and amortization	866	872
EBITDA (2)	$5,971	$4,666

(2)

Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income. EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

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